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                                                                    EXHIBIT 99.2


(MEXICAN RESTAURANTS, INC. LOGO)


FOR IMMEDIATE RELEASE

Contact:  Mexican Restaurants, Inc.
          Andrew J. Dennard
          (713) 943-7574


                            MEXICAN RESTAURANTS, INC.
                         ANNOUNCES HURRICANE RITA UPDATE
                                  (NASDAQ:CASA)

Houston, Texas (October 4, 2005) Mexican Restaurants, Inc. (NASDAQ:CASA) announced an update on the impact of Hurricane Rita on the Company's operations. For the third quarter ending October 2, 2005, the Company estimates that it lost $1.0 million in revenues. The Company reported that all of the Houston area's twenty-seven (27) restaurants sustained little to no damage, but lost four days of restaurant sales, or approximately $400,000 in revenue.

The Company also announced that its 13 restaurants in the Beaumont, Texas and Lake Charles, Louisiana, metro areas sustained varying degrees of damage, ranging from heavy damage in Sulphur, Louisiana and Port Arthur, Texas, to light water and wind damage in other Beaumont, Texas restaurants, and all but one of the restaurants are currently closed. The Company expects to have five of these restaurants reopened by the week ending October 16, 2005; however, much of the region still remains without power, making it difficult to predict when the balance of the restaurants will be able to open. For the third quarter ended October 2, 2005, the Company estimates it lost approximately $600,000 in revenue in the Beaumont, Texas and Lake Charles, Louisiana metro areas. The Company is insured for certain of the losses to its facilities, and for certain of the losses related to the interruption of its restaurant operations.

Curt Glowacki, Chief Executive Officer, stated that "Hurricane Rita has hit our Gulf Coast area with a major blow. Property can be restored, but not life. All of our people made it through the storm, and with their determination, we anticipate that the damaged restaurants will be restored to operation as quickly and as safely possible."

Mexican Restaurants, Inc. operates and franchises 80 Mexican restaurants. The current system includes 61 Company-operated restaurants, 19 franchisee operated restaurants and one license restaurant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; the risk of food borne illness; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as "believes", "anticipates", "expects", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company's most recently filed Annual Report and Form 10-K that attempt to advise interested parties of the risks and factors that may affect the Company's business.